EXHIBIT 10.3

GREATER BAY BANCORP

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

GREATER BAY BANCORP

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SECTION 1

PURPOSE

The purpose of this Greater Bay Bancorp 2005 Supplemental Executive Retirement Plan (the “Plan”) is to provide retirement income benefits to certain highly compensated employees of Greater Bay Bancorp and its Subsidiaries that supplement such employees’ Social Security benefits and benefits under the Greater Bay Bancorp 401(k) Plan and specified other employee benefit plans maintained by the Employer.

SECTION 2

GENERAL PROVISIONS

2.1 Effective Date. The Plan is effective as of January 1, 2005. Amendments that may be made to the Plan from time to time shall apply to individuals participating in this Plan who perform work as Employees after the effective date applicable to such amendments.

2.2 Defined Terms. The following words and phrases as used in this Plan shall have the following meanings:

(a) “Actuarial Equivalent” (or “Actuarially Equivalent”) means a benefit having the same value as the benefit which such actuarial equivalent replaces, based upon option factors obtained by using the mortality table and discount rate used by the Company in accordance with FAS 87 in determining its cost of benefits under this Plan at the time that the determination of value is made.

(b) “Associated Company” means any corporation, trade, or business which together with the Company is considered to be a member of a controlled group of corporations or under common control for purposes of Sections 414(b) or (c) of the Code.

(c) “Board” means the Board of Directors of Greater Bay Bancorp.

(d) “Change in Control” means the first to occur of any of the following events:

(i) Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of directors is not a Change in Control.

(ii) During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this subsection 2.2(d)) whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(iii) The effective date of any consolidation or merger of the Company (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (A) a consolidation or merger of the Company in which the holders of the voting capital stock of the Company immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (B) a consolidation or merger of the Company with one or more other persons that are related to the Company immediately prior to the consolidation or merger. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

(iv) The sale or transfer of substantially all of the Company’s assets, to one or more persons that are not related (as defined in clause (iii) of this subsection 2.2(d)) to the Company immediately prior to the sale or transfer.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Company” means Greater Bay Bancorp, a California corporation, and such of its successors or assigns as may expressly adopt the Plan and agree in writing to continue the Plan. Company may also mean an Associated Company that has adopted this Plan in accordance with Section 5 hereof.

(g) “Compensation Committee” means the Compensation Committee of the Board.

(h) “Covered Compensation” means with respect to an Eligible Employee the sum of (i) the amount paid to such individual as base salary from the Employer, plus (ii) the amount paid to such individual as annual bonus from the Employer, plus (iii) any amounts deferred by such individual under the Greater Bay Bancorp 401(k) Plan and under the Greater Bay Bancorp 2005 Voluntary Deferred Compensation Plan. Deferred amounts shall be considered to have been received at such times and in such amounts as would have applied if no deferral had been elected by the individual.

(i) “Credited Service” means the portion of a Participant’s period of Service on and after the effective date of this Plan, throughout which the Participant was classified as an Eligible Employee.

(j) “Disability Retirement Date” means the fifteenth (15th) day of the month next following the month in which the Participant incurs a Disability while an Eligible Employee of the Company, but prior to a Participant’s Normal Retirement Date.

(k) “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which:

(i) Renders the Participant unable to engage in any substantial gainful activity; or

(ii) Results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Bank or the Company for the benefit of its employees.

“Disability” shall be interpreted in a manner consistent with Section 409A of the Code and shall be determined by the Plan Administrator in its sole discretion, after consideration of such evidence as it may require, including a report or reports of such physician or physicians as the Plan Administrator may designate.

(l) “Early Retirement Date” means the first day of the calendar month next following the month in which a Participant terminates employment with the Company after completing ten (10) years of Credited Service and attaining age fifty-five (55), but prior to the Participant’s Normal Retirement Date.

(m) “Employee” means any person employed as an employee of the Company or an Associated Company, including officers, but excluding directors and Board members who are not in the Company’s or an Associated Company’s employ in any other capacity.

(n) “Eligible Employee” means any Employee who, after the effective date of this Plan, becomes and continues to be an executive officer of the Company required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise is designated by the Compensation Committee to be eligible to participate in this Plan. An Employee who has entered into a Supplemental Executive Compensation Agreement with the Company or any Associated Company that provides nonqualified retirement benefits to such Employee shall not be an Eligible Employee. An Employee shall be considered to be an Eligible Employee only during such periods as the Employee continues to meet the foregoing requirement.

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(p) “Final Average Compensation” means the aggregate of a Participant’s Covered Compensation during the consecutive three (3) calendar years in which the Participant received Covered Compensation within the final seven (7) calendar years in which the Participant received Covered Compensation that produces the largest aggregate amount of such Covered Compensation, divided by three (3). In the event a Participant has received Covered Compensation in less than three (3) full calendar years, such Participant’s Final Average Compensation shall be determined by dividing the Participant’s aggregate Covered Compensation for the calendar months in which the Participant received Covered Compensation by the number of such calendar months, and multiplying the result by twelve (12) to obtain an annual rate of Final Average Compensation.

(q) “401(k) Matching Benefit” means the annual benefit under a single life annuity for the life of the Participant commencing on the Participant’s Normal Retirement Date that is Actuarially Equivalent to a hypothetical account balance equal to the sum of

(i) sixty-two and one-half percent (62 1/2%) of the applicable dollar amount specified in Section 402(g)(1)(B) of the Code for each calendar year that the Participant is an Eligible Employee, which amount shall be credited as of the last day of such calendar year; plus

(ii) annual interest on the hypothetical account balance, which shall be credited as of the last day of each calendar year at the Treasury Rate for such calendar year.

(r) “Normal Retirement Date” means the first day of the calendar month next following the month in which a Participant terminates employment with the Company after the Participant reaches Social Security Retirement Age.

(s) “Participant” means an individual who as an Eligible Employee has qualified for participation and is participating under the Plan.

(t) “Plan Administrator” means Greater Bay Bancorp, which shall be the administrator of the Plan within the meaning of Section 3(16) of ERISA.

(u) “Restoration Plan Benefit” means the annual benefit under a single life annuity for the life of the Participant commencing on the Participant’s Normal Retirement Date that is Actuarially Equivalent to a hypothetical account balance equal to the sum of

(i) five percent (5%) of the excess of (A) the Participant’s Covered Compensation for each calendar year that the Participant is an Eligible Employee over (B) the maximum dollar amount of a Participant’s Covered Compensation that can be taken into account for such calendar year for purposes of determining contributions or benefits under a qualified retirement plan, as set forth in Section 401(a)(17) of the Code, which amount shall be credited as of the last day of such calendar year; plus

(ii) annual interest on the hypothetical account balance, which shall be credited as of the last day of each calendar year at the Treasury Rate for such calendar year.

(v) “Retirement Date” means the fifteenth (15th) day of the seventh (7th) month next following the Participant’s Normal Retirement Date or Early Retirement Date, whichever is applicable.

(w) “Service” means the period during which an Employee is employed by the Company or any Associated Company commencing with the Employee’s first day of employment and continuing through the termination of such employment, including paid leaves of absence, but excluding any unpaid leaves of absence or other unpaid breaks in service except to the extent required to be included under applicable law.

(x) “Social Security Benefit” means the estimated monthly primary insurance amount that an Employee is or would be entitled to receive commencing at Social Security Retirement Age under the Social Security Act, whether or not the Employee applies for or actually receives such benefit at such age or at any earlier or later age. For purposes of this Plan, such estimated amount shall be determined as of any date on the following basis:

(i) the Social Security Act as in effect on January 1 of the calendar year in which the Employee’s severance from service date (SSD) occurs, if the Employee’s SSD occurs before June 1 of such year, or as in effect on June 1 of the calendar year in which the Employee’s SSD occurs, if the Employee’s SSD occurs after May 31 of such year;

(ii) the assumption that, in each calendar year beginning with the earlier of the calendar year in which the individual became an Employee and the calendar year in which the Employee attained age 35 and ending with the calendar year in which the Employee’s SSD occurs, the Employee had earnings in an amount equal to or exceeding the Social Security taxable wage base for such calendar year;

(iii) the assumption that in each calendar year after the calendar year in which the Employee’s SSD occurs and ending with the calendar year immediately prior to the calendar year in which the Employee reaches Social Security Retirement Age, the Employee will have wages equal to the Social Security taxable wage base for the calendar year in which the Employee’s SSD occurs; and

(iv) the table or formula that would be used to determine the Employee’s benefit under the Social Security Act upon the Employee attaining Social Security Retirement Age would be identical to those in effect on the Employee’s SSD.

(y) “Social Security Retirement Age” means the age (ranging from age 65 for persons born in 1937 and earlier to age 67 for persons born in 1960 and later) at which an Employee is or would be entitled to receive his or her full unreduced benefit under the Social Security Act, whether or not the Employee applies for or actually receives such benefit at such age or at any earlier or later age.

(z) “Treasury Rate” means the quarterly average of the 10-year Treasury Bill constant maturity securities rate, with no floor or ceiling. The Interest Reference Rate shall be computed for each calendar quarter as the average of the (weekly) 10-year Treasury Bill constant maturity securities rates published by Federal Reserve Board during the prior calendar quarter. The interest rate shall float from quarter to quarter. If the Federal Reserve Board ceases to weekly publication of the 10-year Treasury Bill constant maturity securities rate, the Plan Administrator may select any comparable published rate as a replacement.

2.3 Number and Gender. Wherever appropriate, words used herein in the singular may include the plural, or the plural may be read as the singular, and the masculine may include the feminine.

2.4 The Code and ERISA. All references herein to Sections of the Code or to ERISA, or any Regulations or Rulings thereunder, shall be deemed to refer to such Sections as they may subsequently be modified, amended, replaced or amplified by Federal Statutes, Regulations, or Rulings of similar application and import.

2.5 Headings. Headings and sub-headings included in this Plan are for convenience of reference only and shall not be used in the construction or interpretation of any matter hereunder.

SECTION 3

BENEFITS

3.1 Vested Benefit. A Participant shall have a vested right in his or her accrued retirement benefits under the Plan at the earliest of (a) the Participant’s completion of ten (10) years of Service, (b) the Participant’s attainment of age sixty-five (65) while an Employee, (c) the Participant’s incurring a Disability while an Employee, (d) the Participant’s death while an Employee, or (e) a Change in Control.

3.2 Normal Retirement Benefit. The Normal Retirement Benefit payable under this Plan to a Participant who retires at his or her Normal Retirement Date, shall be an annual benefit payable in monthly installments in the form of a single life annuity for the life of the Participant commencing on the Participant’s Retirement Date, with the annual benefit amount (not less than zero) equal to

(a) Two percent (2%) of the Participant’s Final Average Compensation multiplied by the Participant’s full years of Credited Service (but not exceeding 25 years of Credited Service) as of the date the Normal Retirement Benefit is being calculated; reduced by

(b) The sum of

(i) the Participant’s Social Security Benefit, multiplied by the ratio of the Participant’s years of Credited Service to 30 years;

(ii) the Participant’s 401(k) Matching Benefit; and

(iii) the Participant’s Restoration Plan Benefit.

The maximum Normal Retirement Benefit for a Participant with 25 or more years of Credited Service is fifty percent (50%) of the Participant’s Final Average Compensation, reduced by the sum of the items specified in clause (b) above.

3.3 Early Retirement Benefit. A Participant who is entitled to and elects to retire on his or her Early Retirement Date shall receive an Early Retirement Benefit commencing at the Participant’s Retirement Date. The Participant’s Early Retirement Benefit shall be the

Participant’s Normal Retirement Benefit based on the Participant’s Credited Service, Final Average Compensation, Social Security Benefit, 401(k) Matching Benefit and Restoration Plan Benefit, all determined as of his or her Early Retirement Date, reduced by five-twelfths of one percent (5/12%) for each month by which the Participant’s Early Retirement Date precedes the Participant’s Normal Retirement Date.

3.4 Computation of Disability Retirement Benefit. A Participant who incurs a Disability and elects to retire on his or her Disability Retirement Date shall receive a Disability Retirement Benefit commencing at the Participant’s Disability Retirement Date. The Participant’s Disability Retirement Benefit shall be the Participant’s Normal Retirement Benefit based on the Participant’s Credited Service, Final Average Compensation, Social Security Benefit, 401(k) Matching Benefit and Restoration Plan Benefit, all determined as of his or her Disability Retirement Date, reduced by five-twelfths of one percent (5/12%) for each month by which the Participant’s Disability Retirement Date precedes the Participant’s Normal Retirement Date.

3.5 Payment of Retirement Benefits.

(a) The form for payment of benefits under the Plan to a Participant, who is not legally married and has no legally registered domestic partner at the time benefits commence, shall be a fixed amount monthly payment for the life of the Participant commencing on the Participant’s Retirement Date (or Disability Retirement Date, if applicable), continuing on the fifteenth (15th) day of each month thereafter, and ending with the month in which the Participant’s death occurs.

(b) The form for payment of benefits under the Plan to a Participant, who is legally married or has a legally registered domestic partner at the time benefits commence, shall be a joint and survivor benefit under which the Participant shall receive a fixed amount monthly payment for the Participant’s lifetime in an amount equal to the Actuarial Equivalent of the monthly benefit that would otherwise have been payable if payments were made in accordance with subsection (a), and after the Participant’s death, if the Participant is survived by the spouse or registered domestic partner to whom the Participant was legally married or registered on the date for commencement of the Participant’s benefit hereunder, fifty percent (50%) of the monthly amount payable to the Participant pursuant to this subsection (b) shall be payable monthly thereafter to such spouse or registered domestic partner as long as such spouse or registered domestic partner survives.

3.6 Payment of Death Benefits. If a Participant dies and on the date of death the Participant is legally married or has a legally registered domestic partner, the Participant shall be considered to have retired on the date of his or her death. The spouse of such Participant shall be entitled to receive the fifty percent (50%) survivor benefit that would have been payable under subsection 3.5(b) to the Participant if the Participant had retired and commenced receiving a Disability Retirement Benefit or Normal Retirement Benefit, as the case may be, on the fifteenth (15th) day of the month following the month in which the Participant’s death occurs. The benefit payable to the spouse or registered domestic partner shall commence with the month following the month in which the Participant’s death occurs and shall be payable monthly thereafter as long as such spouse or registered domestic partner survives.

3.7 Lump Sum Payment of Small Benefits. Anything contained in Section 3.5 or 3.6 to the contrary notwithstanding, if the vested benefit payable under this Plan to any Participant, contingent annuitant, or beneficiary at the time monthly payments are to commence shall have an Actuarial Equivalent value of less than $100,000, the Actuarial Equivalent value of such vested benefit shall be paid to the Participant, contingent annuitant, or beneficiary in a single lump sum, in full settlement of the benefit under this Plan.

3.8 Income Tax Withholding. The Company shall withhold from any amount paid under this Plan any and all federal, state and local income taxes and any other taxes that are required to be withheld from such payment under applicable law.

3.9 FICA Tax Withholding. The Company shall withhold from a Participant’s other compensation and/or from the first payments to be made under this Plan, the Participant’s share of FICA and other employment taxes imposed on the value of the benefits payable from this Plan at the time such value becomes determinable and such taxes are required to be withheld under applicable law.

3.10 Unfunded Status and Source of Benefit Payments. The Plan is intended to be unfunded for purposes of both ERISA and the Code. The Plan does not require any segregated or separate assets. The benefits provided under the Plan shall be paid solely from the general assets of the Company. The Company may establish or maintain one or more “rabbi trusts” or specific accounts with a financial institution to invest funds and hold assets to be used for the payment of benefits under the Plan, but any such “rabbi trusts,” accounts, funds or assets shall not be considered to be assets of the Plan and shall remain subject to the claims of the general creditors of the Company. No Participant or spouse or registered domestic partner of a Participant or other person shall have any claim against, right to, or security or other interest in, any “rabbi trust,” fund, account or asset of the Company from which any payment under the Plan may be made.

SECTION 4

ADMINISTRATION

4.1 Administration. This Plan shall be administered by the Plan Administrator. The Plan Administrator is authorized to interpret this Plan and make all determinations which it deems necessary or advisable for its administration, which interpretations and determinations shall be conclusive on all affected parties, unless and until reversed, amended or withdrawn by the Plan Administrator. This Plan shall be administered as an unfunded employee pension benefit plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and is not intended to meet the qualification requirements of Section 401 of the Code or the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA.

4.2 Agents and Specialists. The Plan Administrator may appoint one or more persons or agents to aid it in carrying out its duties as Plan Administrator and a named fiduciary, and may delegate such of its powers and duties or powers as it deems desirable to such persons or agents. Such persons and agents may be, but are not required to be, officers of the Company or other Employees. The Plan Administrator may employ such counsel, auditors, actuaries and other specialists and such clerical, medical and other services as the Plan Administrator may require in carrying out the provisions of the Plan.

4.3 Application for Benefits. The Plan Administrator may require any applicant for a retirement benefit under this Plan to furnish it with such documents, data or information as the Plan Administrator may consider reasonably necessary or desirable. To the greatest extent possible, it is the intent of the Plan and its administrative procedures that any benefits payable to a Participant, contingent annuitant or beneficiary be processed automatically by the Plan Administrator without the necessity of the Participant, contingent annuitant or beneficiary filing any formal claim for benefits, other than such elections or notifications as may be required under the Plan.

4.4 Claims Procedure.

(a) If a Participant or beneficiary believes he or she is entitled to benefits under the Plan and that such benefits have been denied to him or her, such Participant or beneficiary shall file a claim to benefits in writing with the Plan Administrator, setting forth the reason for and including any evidence supporting such claim. The Plan Administrator shall review any such claim and shall render a decision with respect thereto and shall notify the claimant of such decision within ninety (90) days following the Plan Administrator’s receipt of such claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In no event shall any such extension exceed ninety (90) days following the end of the initial ninety (90)-day period (i.e., the total period may not exceed one hundred eighty (180) days). If the Plan Administrator extends the time for processing a claim, the Plan Administrator shall give the claimant written notice of the extension within ninety (90) days of the Plan Administrator’s receipt of the claim. The notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision on the claim. If the Plan Administrator denies any benefit claim, notice of the denial shall set forth the following information in a manner calculated to be understood by the claimant:

(i) The specific reason or reasons for the denial;

(ii) Reference to the specific Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA if the appeal is denied.

(b) Any denial of a claim to benefits may be appealed by a Participant or beneficiary for a reexamination of the claim by the Plan Administrator. Any such appeal must be filed in writing with the Plan Administrator within ninety (90) days following the Participant’s receipt of the written notice of denial. The written notice of appeal shall set forth the grounds on which the appeal for reexamination of the claim is based. If written notice of the appeal is not submitted to the Plan Administrator within such ninety (90)-day period, the Plan Administrator’s original decision on the claim will become final. In the event such an appeal is timely filed, the Plan Administrator shall reexamine the claim and shall afford the participant or beneficiary an opportunity to present written comments, documents, records and other information relating to such claim. In such event, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Plan Administrator’s review on appeal shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision of the Plan Administrator with respect to any claim appealed to it for reexamination shall be made within a reasonable time, but not later than sixty (60) days after receipt of the request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the appeal. In no event shall any such extension exceed sixty (60) days following the end of the initial sixty (60)-day period (i.e., the total period may not exceed one hundred twenty (120) days). If the Plan Administrator extends the time for processing an appeal, the Plan Administrator shall give the claimant written notice of the extension within sixty (60) days of the Plan Administrator’s receipt of the claim. The notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision on the appeal. If the Plan Administrator denies any benefit claim on appeal, notice of the denial shall set forth the following information in a manner calculated to be understood by the claimant:

(i) The specific reason or reasons for the denial;

(ii) Reference to the specific Plan provisions on which the denial is based;

(iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(iv) A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c) The determination of the Plan Administrator with respect to any claim or appeal filed hereunder shall be conclusive and binding on all affected parties.

(d) It is the duty of a Participant or beneficiary to keep the Plan Administrator or the Company informed of his or her current address and of any other changes in status or other factors which may affect his or her entitlement to benefits under this Plan and the processing of any claim in accordance with the automatic procedures contemplated in the Plan. In the event the Plan Administrator or Company is not kept so informed and as a result the claim to benefits cannot be processed automatically, the participant or beneficiary must file a claim to benefits in writing in accordance with the procedures set forth in Section 4.3(a) above.

SECTION 5

ADOPTION BY ASSOCIATED COMPANIES

5.1 Associated Company Participation. Any Associated Company may adopt this Plan with the approval of Greater Bay Bancorp. In such event, the term “Company” shall be deemed to refer to such Associated Company wherever used herein, except that any amendment to the Plan applicable to the Associated Company shall require the approval in writing of Greater Bay Bancorp. As long as Greater Bay Bancorp is a party to the Plan it shall be empowered to act thereunder for any participating Associated Company in all matters respecting the Plan, and any action taken by Greater Bay Bancorp with respect thereto shall automatically include and be binding upon any Associated Company which is a party to the Plan.

5.2 Benefit Obligations. Greater Bay Bancorp and each Associated Company shall be obligated to pay to an Employee and such Employee’s contingent annuitant or beneficiary only that portion of the benefits hereunder, if any, that are based upon the Employee’s Credited Service earned while employed by Greater Bay Bancorp or such Associated Company, respectively. Expenses and fees in the operation of the Plan shall be apportioned by Greater Bay Bancorp between itself and Associated Companies participating hereunder as closely as possible in proportion to the value of the benefits for their respective Employees (except where such fees or expenses are attributable to a particular participating company). Each Associated Company participating hereunder agrees to pay such amounts as so determined or to reimburse Greater Bay Bancorp for such amount if Greater Bay Bancorp has paid or advanced such benefit payments, fees or expenses, or any part of them.

5.3 Termination of Associated Company Participation. Greater Bay Bancorp reserves the right, in its sole discretion and at any time, to terminate the participation in this Plan of any or all Associated Companies. Such termination shall be effective immediately upon notice of such termination from Greater Bay Bancorp to the Associated Company being terminated.

SECTION 6

MISCELLANEOUS

6.1 Applicable Law. All matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with ERISA, as it applies to unfunded employee pension benefit plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and, to the extent state law is not pre-empted by ERISA, the laws of the State of California applicable to contracts wholly executed and performed in such state.

6.2 Amendment or Discontinuance of the Plan. The Company expects to continue this Plan, but reserves the right to amend or terminate it in whole or in part at any time, to any extent and in any manner that the Company in its sole discretion may consider advisable, necessary or desirable. Each such amendment or termination shall be adopted by action of the Board taken at a duly held meeting of the Board, taken by written consent of the Board or taken in any other manner permitted under the Company’s articles of incorporation or bylaws or permitted under corporate law applicable to the Company. The Board may delegate (by reference to a specific amendment or class of amendments or otherwise) to any officer of the

Company the authority to adopt any amendment or amendments (but not any plan termination) on behalf of the Board. Each amendment shall be duly adopted and in full force and effect when the action of the Board adopting such amendment is taken (if such amendment is adopted by the Board) or when signed by an officer of the Company who has authority to do so pursuant to the provisions of this Section 6.2 (if such amendment is adopted by such an officer). Upon any termination or partial termination of this Plan, the rights of all affected Participants and their contingent annuitants and beneficiaries to benefits then accrued under this Plan shall be nonforfeitable. No amendment or termination of this Plan shall adversely affect the rights of a Participant with respect to his or her accrued benefit under the Plan determined as of the date of adoption of the amendment.

6.3 Attorneys’ Fees and Costs. If any legal action or other proceeding is brought to collect any payment, to enforce any right, or to clarify any right under this Plan, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

6.4 No Trust or Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or the Plan Administrator and any Participant, contingent annuitant, or beneficiary.

6.5 No Guarantee of Employment. No provision in this Plan shall be deemed or construed to impair or affect in any manner whatsoever the right of the Company in its discretion at any time to employ persons as Employees, to discharge or terminate the Service of any Participant or Employee, or to retire any Participant or Employee, and every such right shall remain with the Company as if this Plan were not in existence and had not been established.

6.6 Prohibition against Certain Payments. Notwithstanding any provision of the Plan to the contrary, no Participant shall be entitled to receive, and the Company shall not pay, any amount under this Plan that is prohibited by Section 359.1 of the Federal Deposit Insurance Corporation Rules and Regulations.

6.7 Indemnification. The Company, through insurance or otherwise, shall indemnify and defend any Board member, Company officer, Employee, Plan Administrator, and agent or representative of any Plan Administrator to whom the Plan Administrator has delegated fiduciary duties against any and all claims, losses, damages, expenses, including counsel fees, incurred by the person or agent and any liability, including any amounts paid in settlement with the Company’s approval, arising from the action or failure to act of the person or agent or Company, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person or agent. The right of indemnity described in the preceding sentence shall be conditioned upon (a) the timely receipt of notice by the Company of any claim asserted against the person or agent, which notice, in the event of a lawsuit shall be given within ten (10) days after receipt by the person or agent of the complaint, and (b) the receipt by the Company of an offer from person or agent of an opportunity to participate in the settlement or defense of such claim.

6.8 Assignments Prohibited. The interest hereunder, whether vested or not, of any Participant, contingent annuitant, or beneficiary shall not be subject to alienation, assignment, encumbrance, attachment, garnishment, execution, sequestration or other legal or equitable process, or transferability by operation of law in event of bankruptcy, insolvency or otherwise.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed for and on behalf of the Company by its duly authorized officers on this the 15th day of February, 2005.

GREATER BAY BANCORP

By:
Title: